Exhibit 10KK

CREATECH GROUP

January 12, 2005

Mr. Craig Armstrong

General Manager

Boomerang Tracking Inc.

9280 de 1’Acadie Blvd

Montreal, Quebec H4N 3C5

Mr. Armstrong,

We are pleased to submit this proposal letter, with terms and conditions, for The Createch Group’s participation in the upgrade project of OneWorld Xe to the version 8.11 of PeopleSoft EnterpriseOne.

This proposal is based on discussions with Mr. Sylvain Dunn, Mrs. Brigitte Germain, Mrs. Marle-Annick Paquin, and Mr. Frédéric Poitras held on December 15, 2004, at your facility on 1’Acadie.

This arrangement letter contains the following sections:

•	Our understanding

•	Project objective

•	Timing and resources

•	Fees and expenses

•	Appendix A: Legal clauses

•	Appendix B: Project Schedule

•	Appendix C: Project Team Structure

If, for whatever reason, this proposal does not suit your needs, be assured of our flexibility to make the appropriate changes. Please refer to appendix B for the details of the scope of the work to be performed during the course of the project.

Our understanding

Boomerang implemented J.D. Edwards’ OneWorld Xe as the system infrastructure to support its operations on July 2, 2002. Today, the system supports Boomerang’s customer installed base of more than 140,000 customers.

Boomerang would like to implement monthly billing and to move to a more recent version of the software in order to take advantage of enhancements in the field of security, the usability of the user interface, and new functionalities. Boomerang requires the assistance of The Createch Group to help support Boomerang’s internal resources for this important undertaking.

Montreal: Faubourg Tower • 1250, Guy Street, Suite 700, Montreal (Quebec) H3H 2T4 • T: (514) 937-1188 f : (514) 937-0550 Quebec : 259, du Pont Rd, Suite 203, Saint-Nicolas (Quebec) G7A 2V1 • T: (418) 836-0885 F : (418) 836-1093

www.groupecreatech.com

CREATECH GROUP

Project objectives

The objectives of this project are to:

•	Implement monthly billing any day of the month on the current version of the software and web platform to support the introduction of new offerings.

•	Support Boomerang’s team with the upgrade to version 8.11 of PeopleSoft EnterpriseOne (PSE1)

•	Install new version

•	Upgrade One World Xe technical environment to PSE1

•	Retrofit modifications and interfaces where necessary

•	Assist in performing unit testing

•	Assist in performing integration testing

•	Assist in performing stress testing

•	Review documentation

•	Assist in performing training of end users

•	Assist in performing final conversion

•	Assist in go live

Timing and resources

We estimate that this project will take place over a 25-week period, as per the project schedule shown in appendix B. Here are the planned dates for the project:

Project start date for monthly billing:	January 17, 2005
Project go live date for monthly billing:	March 1,2005

Project start date for the upgrade:	January 31, 2005
Project go live date for the upgrade:	July 4, 2005

The Createch Group and Boomerang Tracking Inc. will assign the necessary and sufficient resources to ensure completion of the deliverables within the planned deadlines, as per the expected effort for each resource in the next section and the project team structure shown in appendix C.

Our consultants are all bound, through their employee contracts, by regular confidentiality clauses and this proposal letter represents our commitment that all information obtained during this mandate will be assumed confidential, unless otherwise specified. If you deem necessary, we are available to sign another confidentiality arrangement, which you might use internally.

The Createch Group agrees to maintain all relevant certifications pertaining to the PeopleSoft software at all times throughout the duration of the work.

The Createch Group acknowledges having reviewed and being familiar with the PeopleSoft agreement with Boomerang and agrees not to do anything in the course of its work or services that could have the

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CREATECH GROUP

effect of causing Boomerang to breach its obligations to PeopleSoft or lose the benefit of any of PeopleSoft’ warranties or indemnities in respect of the software licensed by PeopleSoft to Boomerang, More specifically, The Createch Group cannot access the source code of the PeopleSoft software without the prior written approval of Boomerang.

All work product and deliverables developed by or on behalf of Createch hereunder, and all intellectual property rights relating thereto, will belong solely to Boomerang.

Fees and expenses

The estimate for the project was mostly derived from a size and scope comparison with similar projects we completed over the last years. We have completed a high-level work plan that substantiates the activities to be performed shown in appendix B.

We estimate the amount of effort for this project at 63 workdays for our consultants.

We agree to approach this project on a variable basis. You will then be charged for professional fees actually incurred.

Our fee structure and expected effort estimate per individual is described below:

Individuals	Daily Rate (8 hours per day)	Days	Professional Fees
Florian Perreault	$1,500	12	$18,000
Michel Béairty	$1,275	5	$6,375
Martin Bédard	$1,275	5	$6,375
Sébastien Leclerc	$1,200	2	$2,400
Miguel Carrier	$1,200	30	$36,000
Stéphane Piecken	$1,350	1	$1,350

Total		55	$70,500

Contingency	15%	8	$10,500

Total, including contingency		63	81,000

To these professional fees, we add applicable taxes and out-of-pocket expenses primarily to cover transportation expenses from our office to our facility. We will bill you monthly based on actual time and expenses incurred. Our invoices are payable upon receipt.

In the case of a project at the Boomerang site, these would consist primarily of travel expenses, which would be a kilometer charge based on $0,40/km from our offices.

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Any change to this agreement or the assumptions on which it is based should be documented as an addendum to this agreement.

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We are looking forward to working with you on this important initiative. Should you have any questions, please contact us at (514) 937-1188.

The Createch Group		Boomerang Tracking Inc.

By:	/s/ Stephanie Chantal	By:	/s/ Craig Armstrong
	STEPHANIE CHANTAL		CRAIG ARMSTRONG
	Manager		General Manager

Date:	14 Janvier, 2005	Date:	January 12, 2005

Appendix A - Legal clauses

Limitation of liability

The Createch Group’s liability to the customer for damages from any cause whatsoever and regardless of the form of action whether in contract or tort, shall be limited to the amounts paid to Createch hereunder.

The Createch Group shall not be liable for damages resulting from loss of data, profits, revenues, use of the PeopleSoft’ products, or for any special, incidental, indirect or consequential damages in connection with services or materials provided under this agreement.

“Exclusive remedy” and Performance Warranty

Createch gives Boomerang the following warranties: (i) a 6-month warranty on the performance of any software (including interfaces) developed by Createch, commencing only as of the live operation of the software, (ii) none of the work products or deliverables will violate any other person’s intellectual property rights, (iii) all of the services will be performed in a professional manner, by competent personnel. These warranties will be based on the development specifications and on the acceptance testing procedures approved by Boomerang.

The responsibility of the Createch Group, for damages, including but not limited to contractual, negligence, guarantee or infringement with the patents or authors rights will include the correction of configuration or bugs identified with any software developed by the Createch Group during the project. Software developed by The Createch Group includes any interfaces, workflows, forms, reports and business functions modified by The Createch Group during the project,

Disclaimer of warranty

Except as expressly set forth herein, the Createch Group makes no warranties, either express or implied, with regard to any licensed program, including all implied warranties of merchantability and fitness for a particular purpose, and The Createch Group shall have no obligations or liability for damages arising out of or in connection with, the delivery, use or performance of the licenses programs provided by PeopleSoft or any other third party or any portion, thereof. The Createch Group’s liability, if any, for damages, including but not limited to liability arising out of contract, negligence, strict liability in tort, warranty, or patent or copyright infringement, shall not exceed the fees paid by Boomerang to The Createch Group hereunder.

Termination rights

Boomerang will have a right to terminate this letter and Project in the event of default by The Createch Group to perform its obligations which is not remedied within 10 days following written notice to that effect from Boomerang, or in the event of The Createch Group’s bankruptcy or insolvency. Upon termination, all work products and deliverables, in their current state, will be delivered to Boomerang,

THE

CREATECH GROUP

Appendix B - Project schedule

Tasks	[January (February [March	[April	May	[June	July
1. Define project
2. Train project team

Net change CNC
Net change Foundation

3. Model
Technical installation
Receive new equipment
Install new infrastructure
Install PS EnterpriseOne 8.10 and upgrade OW Xe
Prototype (Unit lasts)
Review test scripts
Execute test scripts:
Prototype review

4. Configure
Issue resolution
Review integrated lest scripts
Perform integration test
Perform stress test
Review documentation
Prepare net change training
Train users
Retrofit reports, forms, modifications, interfaces
Readiness assessment

5. Go live
Prepare
Go live

6. Support

• Appendix C - Project team structure